[USF&G LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of Shareholders of USF&G Corporation will be held at the Sheraton Inner Harbor Hotel, 300 South Charles Street, Baltimore, Maryland, on Wednesday, May 17, 1995, at 9:00 a.m., for the following purposes:

       1. To elect a Board of Directors for the ensuing year.

       2. To consider and act upon such other business as may properly come before the meeting.

    If you do not expect to attend the meeting, you are requested to sign, date and promptly return the enclosed proxy.

                                                     By Order of the Board of
                                                            Directors
                                                       JOHN F. HOFFEN, JR.
                                                            Secretary

Baltimore, Maryland
March 30, 1995

         USF&G Corporation, 100 Light Street, Baltimore, Maryland 21202

                               USF&G CORPORATION
                                100 LIGHT STREET
                           BALTIMORE, MARYLAND 21202
                                PROXY STATEMENT
                  ANNUAL MEETING OF SHAREHOLDERS--MAY 17, 1995

    This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being furnished to shareholders of USF&G Corporation (the "Corporation") in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders. These proxy materials are being furnished on or about March 30, 1995 to all shareholders of record as of March 10, 1995.

    The only matter to be presented to the Corporation's shareholders at the Annual Meeting is the election of the Board of Directors for the ensuing year. Directors are elected by a plurality of the votes cast with a quorum present. Abstentions and broker non-votes do not affect the plurality vote required for the election of directors. Only holders of record of shares of Common Stock on March 10, 1995 will be entitled to vote at the meeting, and each share will have one vote. At the close of business on March 10, 1995, there were 101,187,664 shares of the Common Stock of the Corporation outstanding and entitled to vote at the meeting.

    The expense of printing and mailing proxy materials will be borne by the Corporation. The solicitation of proxies will generally be by mail and by directors, officers and employees of the Corporation. In addition, the Corporation has retained Georgeson & Co., Inc. ("Georgeson") to assist in the solicitation of proxies. Georgeson will receive a fee of approximately $12,000 and will be reimbursed for expenses incurred in connection with its services. In some instances solicitations may be made by telephone or facsimile, the costs of which will be borne by the Corporation. The Corporation may also reimburse brokers, custodians, nominees and other fiduciaries for reasonable out-of-pocket and clerical expenses in forwarding proxy materials to their principals.

    A shareholder who has given a proxy has the power to revoke the proxy at any time before it is exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure.

    It is the practice of the Corporation to take reasonable steps to ensure that shareholders are afforded privacy in the proxy voting process. Proxies are tabulated by third parties who may not disclose the votes of individual shareholders to any officer, director or employee of the Corporation. This policy is waived with respect to shareholders who provide written comments or questions with their proxies or in the event of a proxy contest where non-management groups have access to voting results.

                             ELECTION OF DIRECTORS

    Thirteen (13) directors are to be elected. Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast for the election of the persons listed below as directors. All of the proposed nominees are currently directors of the Corporation who were elected at the last meeting of shareholders, other than Mr. R. James Woolsey, who is being proposed as a nominee for the first time. Directors will be elected for a term of one year or until their successors are chosen and qualified.

    The table below presents information concerning persons to be nominated for election as directors of the Corporation, including their current membership on committees of the Board of Directors of the Corporation, time served as a director of the Corporation (or its predecessor), principal occupations or affiliations during the last five years, and certain other directorships held.

H. FURLONG BALDWIN................  Member-Executive, Finance, and Nominating Committees.
                                      Director since 1968.
                                    Chairman of the Board and Chief Executive Officer of
                                      Mercantile Bankshares Corporation. Mr. Baldwin, age
                                      63, is also a director of Mercantile Bankshares
                                      Corporation, GRC International, Inc., Baltimore Gas &
                                      Electric Company and Conrail, Inc.
MICHAEL J. BIRCK..................  Member-Audit and Compensation Committees. Director since
                                      1993.
                                    President and Chief Executive Officer of Tellabs, Inc.,
                                      a designer and manufacturer of voice and data
                                      equipment. Mr. Birck, age 57, is also a director of
                                      Tellabs, Inc. and Duplex Products, Inc.
NORMAN P. BLAKE, JR. .............  Member-Executive Committee. Director since 1990.
                                    Chairman of the Board, President and Chief Executive
                                      Officer of the Corporation and of United States
                                      Fidelity and Guaranty Company ("USF&G Company"), the
                                      Corporation's principal subsidiary, since November
                                      1990; formerly Chairman of the Board and Chief
                                      Executive Officer of Heller International Corporation,
                                      a commercial finance corporation; formerly Executive
                                      Vice President of General Electric Credit Corporation
                                      (1981-1984). Mr. Blake, age 53, is also a director of
                                      Owens-Corning Fiberglas Corporation and Enron
                                      Corporation.
GEORGE L. BUNTING, JR. ...........  Member-Executive, Compensation, and Nominating
                                      Committees. Director since 1978.
                                    President and Chief Executive Officer of Bunting
                                      Management Group, a private financial management
                                      company; formerly Chairman of the Board of Noxell
                                      Corporation, a consumer products manufacturer. Mr.
                                      Bunting, age 54, is also a director of Bell
                                      Atlantic-Maryland, Inc., Crown Central Petroleum
                                      Corporation, Mercantile Bankshares Corporation and PHH
                                      Corporation.
ROBERT E. DAVIS...................  Member-Audit, Compensation and Nominating Committees.
                                      Director since 1990.
                                    Managing Director of Axess Corporation, a manufacturer
                                      of specialty chemicals, film, and quality control
                                      instrumentation, since March 1991; formerly President
                                      and Chief Operating Officer of Sequa Corporation, a
                                      manufacturer of aerospace and industrial products,
                                      specialty chemicals, machinery and metal coatings. Mr.
                                      Davis, age 63, is also a director of H&R Block, Inc.
                                      and Rheometric Scientific, Inc.

DALE F. FREY......................  Member-Executive, Audit, and Finance Committees.
                                      Director since 1991.
                                    Vice President of General Electric Company; Chairman of
                                      the Board and President of General Electric Investment
                                      Corporation and GE Investment Management Incorporated.
                                      Mr. Frey, age 62, is also a director of General
                                      Electric Financial Services, Inc., Praxair, Inc., and
                                      Double Tree Hotel Corporation.
ROBERT E. GREGORY, JR. ...........  Member-Executive, Audit, and Compensation Committees.
                                      Director since 1988.
                                    Chairman and Chief Executive Officer of London Fog
                                      Corporation; formerly Chairman and Chief Executive
                                      Officer of The Gitano Group, Inc., an apparel
                                      marketer; formerly President of VF Corporation, an
                                      apparel manufacturer and distributor. Mr. Gregory, age
                                      52, is also a director of Globe Manufacturing, Inc.
ROBERT J. HURST...................  Member-Executive and Nominating Committees. Director
                                      since 1988.
                                    Mr. Hurst, age 49, is a management committee partner of
                                      Goldman, Sachs & Co., an investment banking firm, and
                                      a director of Sigma-Aldrich Corporation and VF
                                      Corporation.
WILBUR G. LEWELLEN................  Member-Compensation and Finance Committees. Director
                                      since 1992.
                                    Dr. Lewellen, age 57, is the Herman C. Krannert
                                      Distinguished Professor of Management at the Graduate
                                      School of Management at Purdue University.
HENRY A. ROSENBERG, JR. ..........  Member-Audit and Compensation Committees. Director since
                                      1977.
                                    Chairman of the Board and Chief Executive Officer of
                                      Crown Central Petroleum Corporation. Mr. Rosenberg,
                                      age 65, is also a director of Crown Central Petroleum
                                      Corporation and Signet Banking Corporation.
LARRY P. SCRIGGINS................  Member-Finance and Nominating Committees. Director since
                                      1979.
                                    Mr. Scriggins, age 58, is a partner of the law firm of
                                      Piper & Marbury.
ANNE MARIE WHITTEMORE.............  Member-Finance and Nominating Committees. Director since
                                      1993.
                                    Ms. Whittemore is a partner in the law firm of McGuire,
                                      Woods, Battle & Boothe. Ms. Whittemore, age 48, is a
                                      director of Owens & Minor, Inc., James River
                                      Corporation and T. Rowe Price Fixed Income Funds.
R. JAMES WOOLSEY..................  Mr. Woolsey, age 53, is a partner of the law firm of
                                    Shea & Gardner; formerly Director of Central
                                      Intelligence; formerly Ambassador and U.S.
                                      Representative to the Negotiation on Conventional
                                      Armed Forces in Europe, Vienna, Austria.

    The Board of Directors amended the Corporation's By-Laws in February 1995 to provide for the appointment of one or more advisory directors. Advisory directors are elected by the Board of Directors and serve at the pleasure of the Board. They may attend meetings of the Board as determined by the Board or its Chairman, but sit solely in an advisory capacity and have no voting or other authority or responsibilities of directors. Mr. Randolph Screen, who is Chairman of USF&G Company's National Agency Council, was elected as an advisory director in February 1995. Mr. Screen is a principal with the insurance agency of Beall, Garner, Screen and Geare, Inc., Johnstown, Pennsylvania.

                               STOCK OWNERSHIP OF
              CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

    The following table shows the number of shares of the Corporation's Common Stock beneficially owned by (i) each person known to the Corporation to beneficially own more than 5% of the outstanding Common Stock, (ii) each director, and (iii) each executive named in the Summary Compensation Table shown below under the caption "Compensation of Executive Officers and Directors". None of the beneficial holdings of Common Stock listed below represents in excess of 1% of the total issued and outstanding shares, except the shares beneficially owned by Trustees of General Electric Pension Trust and other entities advised by affiliates of General Electric Company, which shares represent 7.8% of the total issued and outstanding shares. The information set forth below has been calculated as of March 17, 1995. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the "SEC") and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

                  NAME AND ADDRESS OF                      AMOUNT AND NATURE OF
                    BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP
- --------------------------------------------------------   --------------------
Trustees of General Electric Pension Trust and other
  entities advised by affiliates of General Electric
  Company...............................................         8,545,030(a)
  c/o General Electric Investment Corporation
  3003 Summer Street
  Stamford, CT 06904
H. Furlong Baldwin......................................             8,000(b)(c)
Michael J. Birck........................................             7,000(c)
Norman P. Blake, Jr.....................................           541,176(d)
George L. Bunting, Jr...................................            15,900(c)
Robert E. Davis.........................................               500(c)
Dale F. Frey............................................             4,000(e)
Gary C. Dunton..........................................            46,453(f)
Robert E. Gregory, Jr...................................             5,000(c)
Dan L. Hale.............................................           132,244(g)
Robert J. Hurst.........................................             9,325(c)(h)
Wilbur G. Lewellen......................................             3,800(c)
John A. MacColl.........................................            74,817(i)
Henry A. Rosenberg, Jr..................................            48,804(c)(j)
Larry P. Scriggins......................................             2,191(c)
John C. Sweeney.........................................            17,367(k)
Anne Marie Whittemore...................................               500(c)
R. James Woolsey........................................               250
All Directors and Executive Officers as a Group (23
  persons)..............................................           984,972(l)

- ------------

NOTES

 (a)  Includes 8,316,008 shares of Common Stock issuable upon conversion of 1,000,000 shares of $10.25 Series B Cumulative Convertible Preferred Stock (the "Series B Preferred
      Stock"). The purchase agreement pursuant to which these shares were sold provides that so long as GE Investment Private Placement Partners I, Limited Partnership (the "GE
      Partnership") is the

                                             (Notes continued on following page)

(Notes continued from preceding page)

      beneficial owner of any shares of Series B Preferred Stock or shares of Common Stock issued upon conversion of the Series B Preferred Stock, the
      Corporation will nominate and recommend as a candidate for election to the Board of
      Directors a person designated by the general partner of the GE Partnership who is reasonably acceptable to the then current Board of Directors of the Corporation. If the
      GE Partnership is no longer the beneficial owner of any such shares, then upon the expiration of the term of the director who had been so designated, this right to designate a nominee will be held by 50% or more of the shares of Series B Preferred
      Stock then held by certain designated holders. Mr. Frey was designated to serve as a director by the general partner of the GE Partnership pursuant to these provisions.
 (b)  Excludes shares held in various fiduciary capacities by the trust department of
      Mercantile-Safe Deposit and Trust Company, of which Mr. Baldwin is a director and executive officer.
 (c)  Under the 1993 Stock Plan for Non-Employee Directors, non-employee directors receive a portion of their annual retainer fees and certain retirement benefits in the form of shares of Common Stock of the Corporation. The shareholdings listed in the table do not include the following fully vested Common Stock units: Mr. Baldwin, 19,975; Mr. Birck,
      1,519; Mr. Bunting, 8,424; Mr. Davis, 6,210; Mr. Gregory, 5,420; Mr. Hurst, 5,851; Mr.
      Lewellen, 1,100; Mr. Rosenberg, 16,200; Mr. Scriggins, 13,541; Ms. Whittemore, 1,276.
 (d)  Includes 486,111 shares subject to outstanding stock options which are exercisable within 60 days . Includes 1,750 shares owned by minor children who share the same household as Mr. Blake.
 (e)  Excludes shares held by General Electric Pension Trust and related entities as reflected in Note (a) above.
 (f)  Includes 34,999 shares subject to outstanding stock options which are exercisable within 60 days.
 (g)  Includes 128,244 shares subject to outstanding stock options which are exercisable within 60 days.
 (h)  Includes shares held by the Robert and Fern Hurst Foundation, of which Mr. Hurst is a
      Trustee. Mr. Hurst disclaims beneficial ownership of these shares.
 (i)  Includes 65,817 shares subject to outstanding stock options which are exercisable within 60 days.
 (j)  Includes 33,698 shares owned by American Trading and Production Corporation, of which
      Mr. Rosenberg is a director and substantial stockholder.
 (k)  Includes 16,167 shares subject to outstanding stock options which are exercisable within 60 days.
 (l)  Subject to the Notes set forth above. Includes 789,838 shares subject to outstanding stock options which are exercisable within 60 days. Excludes a total of 79,516 fully vested Common Stock units held by directors pursuant to the 1993 Stock Plan for
      Non-Employee Directors.

                       BOARD AND BOARD COMMITTEE MEETINGS

    The Board of Directors held eight meetings in 1994. All directors attended at least 75% of the aggregate number of the 1994 meetings of the Board and of the Committees on which they served, except for Mr. Rosenberg, who attended 70% of such meetings. The Board of Directors has established an Audit Committee, Finance Committee, Executive Committee, Nominating Committee and Compensation Committee.

    The Audit Committee assists the directors in fulfilling their responsibilities to shareholders and others relating to the corporate accounting and financial reporting practices of the Corporation and the quality and integrity of the financial reports of the Corporation. The Audit Committee recommends the selection of independent accountants, reviews the independent accountants' and internal auditors' assessments of the adequacy of the Corporation's internal control system, reviews the scope and results of the internal and external audit process and performs other functions consistent with its responsibilities. The Audit Committee met six times in 1994.

    The Finance Committee assists the directors in fulfilling their responsibilities relating to the financial activities of the Corporation. The Finance Committee reviews financial and investment policies, capital structure, financial aspects of acquisitions and divestitures, and such other fiscal matters as may be appropriate. The Finance Committee met three times in 1994.

The Executive Committee is responsible for exercising the authority of the Board of Directors, to the extent permitted by law, in the intervals between meetings of the Board when an emergency issue or scheduling makes it difficult to convene all directors. The Executive Committee met six times in 1994.

    The Nominating Committee identifies and presents qualified persons for election or re-election to the Board of Directors. It advises the Board on director-related matters such as number, composition, compensation, committee assignments, and other related areas assigned by the Board or its Chairman. The Nominating Committee also reviews succession plans for executive officers. The Nominating Committee will consider nominees for election to the Board of Directors suggested by shareholders. Recommendations by shareholders should be forwarded to the Secretary of the Corporation and should identify the nominee by name and provide pertinent information concerning his or her background and experience. The Nominating Committee met three times in 1994.

    The Compensation Committee reviews and determines the salaries for executive and other senior officers, reviews various incentive compensation plans and determines the terms under which and to whom stock options are granted, including the number of shares and the option price to be paid. The Compensation Committee is also responsible for reviewing significant personnel compensation policies and benefit programs. The Compensation Committee met six times in 1994.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

    The following table reflects the compensation for the year 1994 of each of the five highest paid persons who were executive officers at any time during 1994.

                                                                 LONG-TERM COMPENSATION
                                                                 ----------------------
                                                                 NUMBER OF
                                                                 SECURITIES
                                ANNUAL COMPENSATION              UNDERLYING
NAME AND PRINCIPAL             ----------------------             OPTIONS       LTIP        ALL OTHER
POSITION                 YEAR    SALARY     BONUS(A)    OTHER     GRANTED    PAYOUTS(B)  COMPENSATION(C)
- ------------------------ ----  ----------  ----------  --------  ----------  ----------  ---------------
Norman P. Blake, Jr..... 1994  $  755,770  $1,138,592     --       115,855      --         $   145,530
 President and           1993   1,007,675   1,364,083     --       412,500(d)    --          2,087,578(d)
 Chief Executive Officer 1992   1,018,463     575,000     --       155,000      --             129,308
 USF&G Corporation
Dan L. Hale............. 1994     375,692     376,496     --        33,000      --              40,299
 Executive Vice          1993     338,654     327,285     --        33,000      --              34,385
 President-              1992     306,734     150,000     --        51,868      --              31,714
 Chief Financial Officer
 USF&G Corporation
Gary C. Dunton.......... 1994     328,328     168,100  $137,650(e)  30,000      --              25,826
 Executive Vice          1993     315,001     240,200     --        50,000      --             119,857
 President               1992      20,596     125,000     --        --          --            --
 USF&G Company
John C. Sweeney......... 1994     285,000     151,300     --        18,500      --              29,230
 Senior Vice President   1993     245,400     102,800     --        --          --              12,689
 and Chief Investment    1992      40,874     103,800     --        20,000      --            --
 Officer
 USF&G Corporation
John A. MacColl......... 1994     276,554     218,100     --        14,500      --              16,821
 Senior Vice President-  1993     266,116     188,981     --        15,000      --              16,779
 Human Resources         1992     258,635      87,000     --        30,276      --              16,788
 and General Counsel
 USF&G Corporation

- ------------

NOTES

 (a)  Includes bonuses earned under the Corporation's three year Long Term Cash Incentive
      Plan of $427,882, $188,696, and $103,900, respectively, to Messrs. Blake, Hale and
      MacColl for 1994, and $713,283, $152,285 and $90,981, respectively, to Messrs. Blake,
      Hale and MacColl for 1993.

                                       6
                                             (Notes continued on following page)

(Notes continued from preceding page)

      See Note (b) below. Also includes first year sign-on bonuses of $103,800 in 1992 for Mr. Sweeney and $225,200 for Mr. Dunton, $125,000 of which was payable in 1992 and $100,200 of which was payable in 1993.

 (b)  In 1991, the Corporation established a Long Term Cash Incentive Plan which provides for cash payments at the end of successive three-year cycles. However, under SEC reporting rules, payments under this plan are reported as annual bonus payments since awards accrue based upon one year financial goals and are subject to forfeiture only if the employment relationship is terminated prior to the end of the three-year cycle. See
      Note (a) above. Beginning with the three-year cycle which started January 1, 1994, this cash incentive plan was replaced with the Long-Term Incentive Program, which is a stock based plan under which payments are based upon three-year cumulative operating income targets. See "Long-Term Incentive Awards in 1994" below.

 (c)  Includes matching contributions made by the Corporation during 1994 to the
      Corporation's Capital Accumulation Plan (a 401(k) plan) of $3,018, $4,620, $4,620,
      $4,620 and $2,778, respectively, for Messrs. Blake, Hale, Dunton, Sweeney and MacColl.
      Also includes premiums paid for split dollar life insurance policies for Messrs. Blake,
      Hale, Dunton, Sweeney and MacColl, which in 1994 were $142,512, $35,679, $21,206,
      $24,610 and $14,043, respectively. A relocation payment of $93,940 in 1993 is included with respect to Mr. Dunton.

 (d)  In November 1993, the Corporation entered into an agreement with Mr. Blake pursuant to which he extended his term of employment for three years beyond the two years then remaining on his employment contract. Mr. Blake also agreed to waive a portion of his base salary. In connection with these arrangements he was granted 300,000 stock options and a deferred cash award of $1,950,000, subject to adjustment or forfeiture in certain circumstances. This deferred cash award is reflected in "All Other Compensation" for
      1993. See "Employment Agreements" and "Compensation Committee Report."

 (e)  Award of 9,454 shares of restricted stock to reimburse Mr. Dunton for the tax cost of his relocation. The value of this award was determined by multiplying the number of shares granted by the closing price of the Corporation's Common Stock on the date of grant. These shares will become fully vested in 1995 and had a value of $128,811 on
      December 31, 1994, based on the closing price of the Common Stock on the last business day of the year. Dividends are payable on such restricted shares during the one-year vesting period. None of the other named executive officers have been granted or hold shares of restricted stock.

STOCK OPTION GRANTS IN 1994

    The following table provides information on option grants in 1994 to the named executive officers.

                                        NUMBER OF        % OF TOTAL
                                       SECURITIES         OPTIONS       EXERCISE
                                       UNDERLYING        GRANTED TO      OR BASE                   GRANT DATE
                                     OPTIONS GRANTED    EMPLOYEES IN    PRICE PER    EXPIRATION     PRESENT
    NAME                               IN 1994(A)       FISCAL YEAR       SHARE         DATE        VALUE(B)
- ----------------------------------   ---------------    ------------    ---------    ----------    ----------
Norman P. Blake, Jr...............       115,855            5.16%        $ 14.38       02/29/04     $832,997
Dan L. Hale.......................        33,000            1.47           14.38       02/29/04      237,290
Gary C. Dunton....................        30,000            1.34           14.38       02/29/04      215,700
John C. Sweeney...................        18,500            0.82           14.38       02/29/04      133,015
John A. MacColl...................        14,500            0.65           14.38       02/29/04      104,255

- ------------

NOTES

 (a)  Options are exercisable for shares of the Corporation's Common Stock. One-third of the options are exercisable after one year, two-thirds are exercisable after two years, and all of the granted options are exercisable after three years. All options vest immediately if any person acquires 30% or more of the outstanding shares, if the
      Corporation's shareholders approve a merger, consolidation or sale of substantially all of the Corporation's assets, or if any shares are acquired pursuant to

                                             (Notes continued on following page)

(Notes continued from preceding page)

      a tender offer (so called "fundamental changes"). All of the options granted were granted at exercise prices equal to the fair market value of the Corporation's Common Stock on the date of grant.

 (b)  Based on the Black-Scholes option pricing model assuming expected volatility equal to three-year average volatility of .36, expected dividend yield equal to average three-year dividend yield of 1.41%, risk free interest rate of 7.85%, an option term of ten years, and 3% discount for risk of forfeiture during the respective vesting periods. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised;
      accordingly, there is no assurance that the executive will realize the values set forth above.

AGGREGATE OPTION EXERCISES IN 1994 AND YEAR-END VALUES

    The following table provides information on option exercises in 1994 by the named executive officers and the value of such officers' unexercised options.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                   SHARES       VALUE         OPTIONS AT 12/31/94             AT 12/31/94 (B)
                                  ACQUIRED     REALIZED   ---------------------------   ---------------------------
    NAME                         ON EXERCISE   1994(A)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -------------------------------  -----------   --------   -----------   -------------   -----------   -------------
Norman P. Blake, Jr............     --            --        371,247        587,108      $ 1,412,694     $ 495,506
Dan L. Hale....................     --            --         86,277         85,470          308,670       124,425
Gary C. Dunton.................     --            --         --             80,000          --            --
John C. Sweeney................     --            --         10,000         28,500           10,050        10,050
John A. MacColl................     3,000      $ 12,750      45,191         43,544          136,621        77,927

- ------------

NOTES

 (a)  The value realized on the exercise of stock options was determined by taking the difference between the option price and the fair market value of the Common Stock on the date of exercise.

 (b)  The value of in-the-money options was determined by taking the difference between
      $13.625 per share, which was the closing price of the Common Stock on the last business day of the year, and the exercise price of each option.

LONG-TERM INCENTIVE AWARDS IN 1994

                                                       PERFORMANCE
                                                         PERIOD         ESTIMATED FUTURE PAYOUT(A)
                                                          UNTIL       ------------------------------
    NAME                                                 PAYOUT       THRESHOLD    TARGET    MAXIMUM
- ----------------------------------------------------   -----------    ---------    ------    -------
Norman P. Blake, Jr.................................     3 Years        15,207     30,413    57,024
Dan L. Hale.........................................     3 Years         6,215     12,430    23,307
Gary C. Dunton......................................     3 Years         5,477     10,953    20,536
John C. Sweeney.....................................     3 Years         3,469      6,937    13,006
John A. MacColl.....................................     3 Years         3,256      6,511    12,208

- ------------

NOTE:

 (a)  Number of share units awarded depends upon adjusted three year cumulative operating income for the period 1994--1996, and may be zero, if the minimum target is not reached, or, if such threshold is reached, between the threshold and maximum shown.

    The Long-Term Incentive Program ("LTIP") is a program established in 1994 by the Compensation Committee of the Board of Directors and approved by the shareholders which provides for granting of performance awards that are payable in Common Stock. Awards are payable based upon performance goals established by the Compensation Committee at the beginning of each successive and overlapping three year performance period. Performance goals consist of an adjusted three year cumulative net income target. The actual award is determined at the end of each three year cycle based upon actual corporate performance. If actual performance falls below 85% of the targeted performance, then no awards will be paid out for that three year cycle. The maximum award may be paid if actual performance equals or exceeds 115% of the three year target performance. Participants will only receive the designated units, which are payable in shares of the Corporation's Common Stock, at the end of the three year cycle. The actual award received at the end of the three year cycle may be reduced, but not increased, for the participants listed in the table, due to individual performance, business unit performance, or overall corporate performance.

PENSION PLANS

    The Corporation has a non-contributory, defined benefit pension plan which provides employees of the Corporation and designated subsidiaries with retirement benefits beginning at the normal retirement age of 65. The Corporation also maintains a supplemental retirement plan for senior executives which provides benefits that would otherwise be paid to them under the pension plan but for certain limitations imposed by the Internal Revenue Code. The following table shows the estimated benefits that would be payable at normal retirement age under the pension plan and the supplemental retirement plan if an individual had the specified years of service with the Corporation or designated subsidiaries and levels of average compensation covered by the plans.

                              ESTIMATED ANNUAL BENEFIT FOR YEARS OF SERVICE INDICATED
  AVERAGE                     --------------------------------------------------------
COMPENSATION                  15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
- ------------                  --------    --------    --------    --------    --------
  $150,000     ............   $ 32,000    $ 43,000    $ 54,000    $ 65,000    $ 75,000
   175,000     ............     38,000      51,000      63,000      76,000      88,000
   200,000     ............     44,000      58,000      73,000      87,000     102,000
   225,000     ............     49,000      66,000      82,000      98,000     115,000
   250,000     ............     55,000      73,000      91,000     110,000     128,000
   300,000     ............     66,000      88,000     110,000     132,000     154,000
   350,000     ............     77,000     103,000     129,000     155,000     180,000
   400,000     ............     89,000     118,000     148,000     177,000     207,000
   450,000     ............    100,000     133,000     166,000     200,000     233,000
   500,000     ............    111,000     148,000     185,000     222,000     259,000
   600,000     ............    134,000     178,000     223,000     267,000     312,000

    Compensation for purposes of computing benefits under these plans is generally the average, over the entire period of an employee's service with the Corporation and its designated subsidiaries, of salary and annual incentive bonuses. Benefits are computed on the basis of a straight life annuity and are not subject to any deduction or offset for Social Security or other benefits. Mr. Blake is effectively covered under a separate plan, described below. For purposes of calculating average annual compensation under these plans, 1994 compensation is as reported under the "Annual Compensation--Salary" and "Bonus" columns in the Summary Compensation Table, except that sign-on bonuses and payments under the Long Term Cash Incentive Plan reported under the "Bonus" column are excluded. Accordingly, 1994 compensation for calculating benefits for Messrs. Hale, Dunton, Sweeney and MacColl is $563,492, $496,428, $436,300, and $390,754, respectively. The estimated credited years of service for each of such individuals is as follows: Mr. Hale, four years; Mr. Dunton, two years; Mr. Sweeney, two years; and Mr. MacColl, six years.

    A supplemental retirement contract with Mr. Blake provides a retirement benefit which, when combined with benefits from the Corporation's pension plan and his prior employer's pension plan, equals a life annuity beginning at age 65 of 60% of his highest consecutive three years' average annual covered compensation. Prior to November 26, 1993, covered compensation was equal to his salary plus annual incentive bonus. Although Mr. Blake voluntarily agreed to waive a substantial portion of his base salary payable after that date as described elsewhere in this proxy statement, salary for purposes of the supplemental retirement contract will be determined without regard to that waiver. The Long Term Cash Incentive Plan is excluded for purposes of calculating pension benefits. Estimated annual retirement benefits payable to Mr. Blake at age 65 would be $1,082,435 based upon 1994 covered compensation of $1,804,059, and $1,298,923 if average annual covered compensation increased to $2,164,871. If Mr. Blake voluntarily terminates employment or is terminated for serious cause, in either case before November 26, 1995, no benefits will be paid under this supplemental retirement contract, although he would be entitled to an annual benefit estimated to be $15,600 payable in the form of a life annuity at age 65, under the Corporation's defined benefit pension plan described above.

    Pursuant to Mr. Dunton's employment agreement, the Corporation has agreed to purchase an annuity which would provide him with a retirement benefit of $20,000 per year if he does not vest in the Corporation's defined benefit pension plan. This obligation will terminate at the time of vesting.

EMPLOYMENT AGREEMENTS

    In connection with Mr. Blake's employment by the Corporation in November 1990 as Chief Executive Officer, the Corporation entered into an initial employment agreement for a five-year term under which Mr. Blake was employed at a salary of $909,500, $973,175 and $1,041,285, respectively, for the first three years, with subsequent increases at the discretion of the Board of Directors. Under this agreement, Mr. Blake received a fixed bonus, "make-whole" payments, and a stock option award in 1990. Subsequent bonus awards and option grants are reviewed and approved by the Compensation Committee and the Board of Directors.

    In November 1993, Mr. Blake entered into a new employment agreement which extended his term of employment for an additional three year term. At the same time Mr. Blake also agreed to waive salary in excess of $750,000 and $800,000, respectively, for the final two years of his initial employment agreement. The new employment agreement, which extends through December 31, 1998, provides for base salary of $850,000 in the first year of the new term and $900,000 and $950,000, respectively, in the second and final years. In the event Mr. Blake's employment is terminated by the Corporation for reasons other than serious cause, he is nevertheless entitled to be paid his salary for the remainder of the extended term and receive benefits under all incentive, profit sharing, certain bonus and other executive and employee benefit plans. Provisions concerning health and other insurance and similar benefits as well as non-competition arrangements are included in both the initial and the new employment contracts. All other benefits, including bonuses, stock option grants, insurance and retirement benefits, will be determined without regard to the waiver of a portion of his salary and will be based on the pre-reduced salary with such increases as the Board deems appropriate in light of increases awarded to other executive officers generally and Mr. Blake's individual performance.

    Also, in November 1993, Mr. Blake was awarded 300,000 stock options, 150,000 of which were awarded at an exercise price which was then $3.25 per share above the fair market value of the Corporation's Common Stock and 150,000 of which were awarded at an exercise price equal to such fair market value. The latter options were granted in tandem with a deferred cash award of $1,950,000, which was determined by multiplying 150,000 by $13.00, which was then the fair market value of the Corporation's Common Stock. The deferred cash award is subject to adjustment so that in combination with the award of 150,000 stock options at an exercise price of $13.00 per share, Mr. Blake received an award which was substantially equivalent to an award of 150,000 shares of restricted stock. The stock options and deferred cash award described above are subject to complete forfeiture and do not vest until December 31, 1998, which is the end of the extended term of employment, except in the event of Mr.

Blake's death, permanent disability, termination by the Corporation without serious cause or certain fundamental changes described above under the caption "Stock Option Grants in 1994."

    The Corporation also entered into a letter of employment with Mr. Dunton in connection with his agreement to join the Corporation in December 1992. The letter sets forth his annual salary, sign-on, relocation and other bonuses and 1993 stock options, all of which are reflected in the Summary Compensation Table. The letter also provides for the purchase of an annuity to fund the retirement benefit described above under the heading "Pension Plans," in the event Mr. Dunton does not vest in the Corporation's defined benefit plan.

DIRECTORS' FEES

    Directors who are not officers of the Corporation or its affiliates are paid $800 per committee meeting attended and $1,000 for attending board meetings. The annual retainer has been established as follows: directors of the Corporation, $23,000; Chairperson of the Audit Committee, $7,500; Chairperson of the Compensation, Nominating and Finance Committees, $5,000 each; other members of the Audit, Finance, Nominating and Compensation Committees, $3,000; and any member of the Executive Committee not serving as a Chairperson of any other committee, $3,000.

    Under the 1993 Stock Plan for Non-Employee Directors (the "Stock Plan"), directors receive shares of Common Stock in lieu of one-half of the regular $23,000 retainer, except that directors may elect to receive the entire cash retainer in lieu of stock units in 1993 and 1994. The number of shares credited per year is the lesser of 1,000 or the number of shares equal to $23,000 divided by the fair market value of the Corporation's Common Stock on the award date. Directors may elect to defer receipt of these shares, in which event they will be credited with an equal number of stock units which are payable in shares at a later date.

    The Stock Plan also provides a retirement benefit payable to directors in stock. The retirement benefit vests incrementally over ten years and the number of shares payable upon retirement after full vesting is equal to $50,000 divided by the fair market value of the stock on the date the director is first elected to the Board. Directors who elected to waive their right to participate in a prior retirement arrangement will instead receive upon retirement a number of shares valued at the actuarial equivalent of the benefit otherwise payable under the prior arrangement.

    Directors may also elect to defer receipt of cash fees and retainers. Deferred amounts may be paid in shares of Common Stock or cash. Cash amounts deferred are credited with interest at a short term U.S. Treasury rate.

    The above description of amounts payable to directors does not apply to the Corporation's advisory director, who is a non-voting advisor to the Board. The advisory director is paid a fee of $1,000 for each meeting of the Board attended, but no retainer fee.

    The Corporation has entered into a two year consulting agreement with Wills & Associates, Inc., a consulting firm owned by Mr. George Wills, who retired from the Board in May 1994. Total fees paid to Wills & Associates, Inc. were $27,000 in 1994.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

    It is the philosophy of the Corporation to link executive compensation to sustained improvements in corporate performance and increases in shareholder value as measured by the Corporation's stock price. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

        Provide a competitive total compensation package that enables the Corporation to attract and retain the key executive talent needed to accomplish its corporate goals.

        Integrate compensation programs with the Corporation's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

        Provide variable compensation opportunities that are directly linked with the performance of the Corporation and that align executive remuneration with the interests of the shareholders.

    In addition, the Compensation Committee also considers the impact of Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), which in certain circumstances disallows compensation deductions in excess of $1,000,000. This disallowance provision does not apply to performance-based compensation, commissions, and certain other forms of compensation. The Compensation Committee has determined that the Corporation's incentive compensation plans should comply, to the extent practicable, with the Code's requirements for performance-based compensation to ensure that the Corporation will be entitled to full deductibility of all compensation paid under those plans.

COMPENSATION PROGRAM

    The Compensation Committee is responsible for reviewing the Corporation's compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Corporation. The components of the compensation program for executives are described below.

        Base Salary--The factors considered in determining the appropriate salary are level of responsibility, prior experience and accomplishments, and the relative importance of the job in terms of achieving corporate objectives. Each executive's salary is reviewed annually. Adjustments may be recommended based upon individual performance, inflationary and competitive factors, and overall corporate results.

        Annual Incentive Compensation--Cash bonuses are paid annually based upon individual performance and relevant corporate performance measures such as operating and net income, and loss and expense ratios for the property/casualty insurance segment. These performance measures vary depending upon the executive and the related line of business. Bonuses are paid only if the Corporation has met certain performance targets established by the Compensation Committee at the beginning of the year. Target awards are established for each position as a percentage of base salary, and performance is assessed at the end of the year. For the executives named in the Summary Compensation Table, adjusted net operating income was the principal corporate performance measure used to determine bonus amounts. The Compensation Committee has established targets of 30% to 35% of base salary for possible bonus amounts for senior vice presidents and 40% for possible bonus amounts for executive vice presidents. These amounts are subject to adjustment depending upon actual corporate performance relative to the targets established at the beginning of the year and on individual performance measured against certain objectives tailored to the individual at the beginning of the year. The adjustment may reduce the award to as low as zero or increase it to as high as one and one-half times the target level.

        Stock Options--Stock options granted under the Corporation's stock incentive plans for management, all of which have previously been approved by shareholders, provide incentive to executives by giving them a strong economic interest in maximizing stock price appreciation, thereby better aligning their interests with the Corporation's shareholders. Accordingly, each executive's total compensation is highly dependent upon stock performance. Option exercise prices are set at 100% of fair market value on the date of grant and the options expire after 10 years. The annual options granted by the Committee vest over a period of three years in order to encourage management continuity and better tie compensation to long-term stock value. Executives are generally granted stock options annually. The value of stock options granted to executive officers is fixed at a percentage of salary, with the value of the options established by using the Black-Scholes option valuation model, using the assumptions specified in the footnotes to the table in this Proxy Statement entitled "Stock Option Grants in 1994". This percentage is between 25% and 35% of salary for senior vice presidents and 50% of salary for executive vice presidents. These percentages are subject to adjustment to as low as zero or as high as one and one-half of the target, depending upon the executive's prior year's performance and potential for future contribution.

        Long-Term Incentive Plans--Under the Corporation's existing Long Term Cash Incentive Plan, executives are entitled to a cash payment at the end of successive three year periods if the Corporation has achieved specified annual net operating income targets established by the Compensation Committee. The actual amount payable depends upon corporate net operating income relative to the net operating income targets established by the Committee, subject to caps on the maximum amount payable. A target amount to be paid to each plan participant is established as a percentage of the participant's salary. For the executives named in the Summary Compensation Table, that target ranges from 35% to 50% of salary. Beginning with the three year cycle starting in 1994 and ending in 1996, awards under the existing Long Term Cash Incentive Plan were replaced with awards under the new Long-Term Incentive Program ("LTIP") which was approved by shareholders last year. The LTIP ties compensation to three-year cumulative operating income targets established at the beginning of each cycle. Compensation payable under the new LTIP is payable only at the end of each three-year cycle and then only in shares of Common Stock.

    The Compensation Committee attempts to establish base salary levels consistent with the median base salary for executives in similar positions within a peer group of approximately twenty-five public and non-public insurance companies. Total compensation, however, is weighted more heavily toward incentive compensation by attempting to establish annual bonuses, stock options and long-term compensation at levels within the top quartile of this peer industry group, based on benchmarking studies conducted during 1994. The increased weighting toward incentive and stock-based compensation reinforces the connection between shareholder interests and executive pay.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Blake joined the Corporation on November 27, 1990. The selection by the Board of Mr. Blake was made in light of the Corporation's circumstances, requiring significant redirection and restructuring of the Corporation, and in light of Mr. Blake's experience, record and reputation in the financial services industry.

    At the time Mr. Blake joined the Corporation, the Board approved a five-year employment contract, which established his annual salary at the amount which he was receiving prior to joining the Corporation, subject to specified increases. During 1993, the Committee initiated a three year extension of Mr. Blake's employment term. The Committee sought to ensure that Mr. Blake would continue in his current capacity at the end of his initial employment contract. Mr. Blake is nationally recognized for his efforts in leading corporate restructurings and the Committee believed it was important to the long-term success of the Corporation to assure continuity of management beyond Mr. Blake's initial contract term.

    The Committee also sought to further emphasize stock based compensation and reduce annual cash payments as components of Mr. Blake's total compensation. Accordingly, the Committee awarded Mr. Blake 300,000 stock options, 150,000 of which were awarded at an exercise price which was then $3.25 per share above the fair market value of the Corporation's Common Stock and 150,000 of which were awarded at an exercise price equal to such fair market value. The latter options were granted in tandem with a deferred cash award, the amount and payment of which is based on the value of the shares subject to that option in order to provide an incentive which is substantially equivalent to an award of 150,000 shares of restricted stock. In determining the number of stock options and restricted share equivalents to be awarded to Mr. Blake, the Compensation Committee considered, among other things, the present value of the salary reductions, the present value of the deferred cash award, the importance of retaining Mr. Blake's services for an additional three years, and Mr. Blake's risk of total forfeiture if he voluntarily terminates his employment with the Corporation prior to December 31, 1998.

    The options and deferred cash award described above are subject to complete forfeiture and generally do not vest until December 31, 1998, which is the end of the extended term of employment. At the same time, Mr. Blake agreed to a substantial waiver of his salary. As a result of the waiver, Mr. Blake's annual base salary, which was $1,041,285 for the year ending November 26, 1993, was reduced to $750,000 and $800,000 for the years ending November 26, 1994 and 1995, respectively. The Committee believes that these arrangements will ensure the desired management continuity and align Mr. Blake's total compensation more closely to shareholder interests by increasing his stock based compensation as a proportion of his total compensation. Since Mr. Blake's cash bonus, annual stock option awards and other compensation are based on targeted percentages of his salary, and in order to provide such benefits on a basis which is equitable and consistent with the Corporation's prior contractual commitment to Mr. Blake, these grants will continue to be based on his pre-reduction salary arrangements ("salary of record"). Mr. Blake's salary of record was $1,093,349 for 1994.

    The Compensation Committee established Mr. Blake's target annual cash bonus for 1994 at 50% of his salary of record, subject to reduction to as little as zero or increase to as much as 75% of base salary. The Compensation Committee awarded Mr. Blake a cash bonus of $710,710 for 1994, representing approximately 65% of his salary of record. In determining Mr. Blake's 1994 annual bonus, the Compensation Committee reviewed the Corporation's performance and Mr. Blake's individual performance against a detailed set of performance objectives which were approved by the Committee in early 1994. These objectives set forth five principal categories of responsibility and objectives under each category, as briefly described below:

    Financial Performance. This responsibility consisted of achieving targeted financial objectives without compromising the financial integrity or long term profit performance of the Corporation. Targets were set for property/casualty written premium of $2.3 billion, life company direct sales of $185 million, adjusted consolidated operating income of $120 million, consolidated net income of $195 million and earnings per share (after dividends) of $1.67.

    Strategies and Business Development. This responsibility consisted of developing and implementing business strategies with the objective of enhancing shareholder value and the prospects for sustained profitability. Targets related to, among other things, review of Commercial Lines small business strategy, review of international strategies for the Fidelity/Surety and assumed reinsurance businesses, integration of selected Fidelity/Surety and Commercial Lines products, consideration of acquisition opportunities, expansion of designated product lines and development of designated new products and distribution channels.

    Strategic Resource Development. This responsibility consisted of developing critical resources to support overall business strategies, and was divided into the categories of financial resources and information systems. Financial resource targets related to refinancing the Corporation's bank credit facility, converting the $5.00 Series C Cumulative Convertible Preferred Stock into Common Stock, and reducing reinsurance and administrative expenses. Information systems targets included implementing the agency interface system application for Personal Lines and various re-engineering and system architectural objectives.

    Organizational Development. This responsibility consisted of reviewing the management and organizational structure of the Corporation, including a complete review of the entire organizational structure, development of succession plans for key employees and continued implementation of key field operations initiatives.

    Investor, Regulatory, and Public Relations. This responsibility consisted of strengthening relationships with constituencies outside of the Corporation, particularly investor groups, credit rating agencies, regulators and the financial press.

    The Corporation's actual performance as measured against the targets under the financial performance responsibility ranged from 101% of the target to 129%. Evaluations of Mr. Blake's performance of the remaining responsibilities was less quantitative, but the Compensation Committee determined that Mr. Blake had met or exceeded each of the other targeted objectives. Although the Compensation Committee did not assign specific weights to any of the categories or targeted objectives, it did place greater weight on financial performance and strategic responsibilities. The Compensation Committee's review and the basis for determining Mr. Blake's compensation was not limited to an evaluation of these responsibilities, and the Committee considered other subjective factors relating to an overall assessment of Mr. Blake's performance and contribution to the Corporation. The Committee concluded that Mr. Blake's compensation arrangements are appropriate in light of his continuing performance as chief executive officer and improvements in the Corporation's profitability.

                                          COMPENSATION COMMITTEE
                                          George L. Bunting, Jr., Chairman
                                          Michael J. Birck
                                          Robert E. Davis
                                          Robert E. Gregory, Jr.
                                          Wilbur G. Lewellen
                                          Henry A. Rosenberg, Jr.

                            STOCK PERFORMANCE GRAPHS

    The graphs below compare cumulative total return of the Corporation's Common Stock, the S&P 500 Index and the Moody's P&C Insurance Group over a five-year period beginning December 31, 1989 (in the first graph) and over a four-year period (in the second graph). Cumulative total return is calculated assuming reinvestment of dividends. The second graph, showing a four-year period, has been included to reflect stock price performance since December 31, 1990, in light of Mr. Blake becoming Chief Executive Officer in November 1990 and the hiring of a substantially new team of executive officers since that date. This second graph is presented as a part of the Compensation Committee Report. The stock price performance on these graphs is not necessarily indicative of future performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG USF&G, S&P 500 AND MOODY'S P&C INSURANCE GROUP


                              1989     1990     1991     1992     1993     1994
                              ----     ----     ----     ----     ----     ----

USF&G                         $100      $29      $29      $50      $61      $57

MOODY'S P&C INSURANCE GROUP   $100      $97     $127     $153     $149     $134

S&P 500                       $100      $97     $128     $136     $149     $152




                COMPARISON OF FOUR-YEAR CUMULATIVE TOTAL RETURN
              AMONG USF&G, S&P 500 AND MOODY'S P&C INSURANCE GROUP


                              1990     1991     1992     1993     1994
                              ----     ----     ----     ----     ----

USF&G                         $100      $99     $172     $207     $194

MOODY'S P&C INSURANCE GROUP   $100     $127     $151     $143     $127

S&P 500                       $100     $130     $140     $154     $158

                               OTHER INFORMATION

CERTAIN BUSINESS RELATIONSHIPS

    In the ordinary course of business, USF&G Company has written fire and casualty insurance for certain companies of which non-employee directors are officers, and surety bonds on projects that may be financed in whole or in part by loans made by banks of which non-employee directors are officers. All these writings involve insurance premiums for which rate filings are made and premium rates are approved as required by applicable insurance regulations. In addition, the Corporation, in the ordinary course of business, utilizes bank depositary, trustee and other banking services provided by banks of which non-employee directors may be officers or directors.

    As disclosed elsewhere in this Proxy Statement, the Trustees of General Electric Pension Trust and other entities advised by affiliates of General Electric Company (hereinafter collectively referred to as "GE Investments") beneficially own 7.8% of the Corporation's Common Stock. A subsidiary of the Corporation and GE Investments entered into a Co-Investment and Inter-Creditor Agreement dated December 21, 1993 to originate real estate mortgages. Another subsidiary of the Corporation and GE Investments entered into a related Servicing Agreement whereby the Corporation's subsidiary provides mortgage loan administration services in connection with any loans originated under the Co-Investment and Inter-Creditor Agreement.

    Fidelity and Guaranty Life Insurance Company, a subsidiary of the Corporation, funded a mortgage loan to GE Investments in the amount of $30 million in connection with the acquisition of an office building in Washington, D.C. The principal balance of the loan at December 31, 1994 is $30 million. The interest rate is 7.57% compounded annually, with only interest payments payable during the first three years and thereafter principal is amortized over a 25 year term.

    The Corporation and GE Investments have jointly invested in a Bermuda-based company, Renaissance Holdings Limited ("Renaissance"). Renaissance is principally engaged in the business of underwriting property/ casualty reinsurance through its wholly owned subsidiary, Renaissance Reinsurance, Ltd.

    Kidder, Peabody & Co. Incorporated ("Kidder") performed investment banking services for the Corporation in 1994. Kidder sold its brokerage and investment business in December 1994 but remains a subsidiary of General Electric Company.

    Robert J. Hurst, a director of the Corporation, is a partner of Goldman, Sachs & Co., which performed investment banking services for the Corporation in 1994.

    Larry P. Scriggins, a director of the Corporation, is a member of the law firm of Piper & Marbury, which performed legal services for the Corporation in 1994.

    Anne M. Whittemore, a director of the Corporation, is a member of the law firm of McGuire Woods Battle & Boothe, which performed legal services for the Corporation in 1994.

AUDIT COMMITTEE AND INDEPENDENT PUBLIC ACCOUNTANTS

    The accounting firm of Ernst & Young LLP has acted as the Corporation's independent public accountants for the year ended December 31, 1994 and it is anticipated they will be selected by the Board of Directors to act as such for 1995. Representatives of Ernst & Young LLP are expected to be present at the shareholders' meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

    All shareholder proposals intended to be presented at the 1996 Annual Meeting of the Corporation must be received by the Corporation not later than December 1, 1995 and must otherwise comply with the rules of the Securities and Exchange Commission for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

    Management knows of no matters to be presented for action at the meeting other than those described above. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such matters in accordance with their judgment of the best interest of the Corporation.

                                            By Order of the Board of Directors
                                                   JOHN F. HOFFEN, JR.
                                                        Secretary

Baltimore, Maryland
March 30, 1995

/ X /     Please mark your
          voting instructions
          as in this example.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors.
- --------------------------------------------------------------------------------
    The Board of Directors recommends a vote FOR election of directors.
- --------------------------------------------------------------------------------

1.   Election of          FOR           WITHHELD
     Directors           /  /             /  /
     (see reverse)

For, except vote withheld from the following nominee(s):

________________________________________________________


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SIGNATURES(S) ______________________________________ DATE _______________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

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                                [USF&G LOGO]




                                       SM
                                   USF&G

                             I N S U R A N C E


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




                             USF&G CORPORATION
                ANNUAL MEETING OF SHAREHOLDERS--MAY 17, 1995
                 Proxy Solicited by the Board of Directors


          The undersigned hereby appoints Norman P. Blake, Jr. and John A.
P MacColl, or either of them, as proxies, each with power to appoint his substitute, and hereby authorizes either of them to
R represent and to vote, as designated below, all the shares of Common Stock of USF&G Corporation held of record by the
O undersigned on March 10, 1995, at the Annual Meeting of Shareholders to be held on May 17, 1995, or at any adjournment
X         thereof.

Y         The nominees for Director are: H. Furlong Baldwin, Michael J.
          Birck, Norman P. Blake, Jr., George L. Bunting, Jr., Robert E. Davis, Dale F. Frey, Robert E. Gregory, Jr., Robert J. Hurst, Wilbur G. Lewellen, Henry A. Rosenberg, Jr., Larry P. Scriggins, Anne M. Whittemore, R. James Woolsey.

          Returned proxy forms will be voted: (1) as specified on the matters listed on the reverse side of this form; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that properly come before the meeting. Your shares will not be voted unless your signed proxy form is returned by you or you otherwise vote at the meeting.

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                                                                SEE REVERSE
                                                                    SIDE
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                             USF&G CORPORATION

                       ANNUAL MEETING OF SHAREHOLDERS


                                May 17, 1995

                                  9:00 am

                        Sheraton Inner Harbor Hotel
                           300 S. Charles Street
                            Baltimore, Maryland




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